Exhibit 10.7

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (this “Agreement”) is made as of July 20, 2026, by and between Utz Brands Holdings, LLC, a Delaware limited liability company (“Company LLC”), and Utz Brands, Inc., a Delaware corporation (the “Company” and, together with Company LLC, the “Parties” and each individually, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Implementation Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Idaho USA, Inc., a Delaware corporation (“Acquiror”), Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly-owned subsidiary of Acquiror (“Merger Sub”), and Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Parent”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Implementation Agreement, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”, and the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Merger Agreement and in connection with the Merger, the Company, Company LLC, the Stockholders and the TRA Party Representative (as defined in the TRA Amendment (as defined below)) are entering into that certain Amendment No. 2 to the Tax Receivable Agreement, dated as of the date hereof (the “TRA Amendment”), providing for, among other things, the termination of the Tax Receivable Agreement, dated as of August 28, 2020, by and among the Company, Company LLC, the Stockholders and the TRA Party Representative, as amended by Amendment No. 1, effective as of January 3, 2022 (the “Tax Receivable Agreement”), effective as of and concurrently with the closing of the Merger (the “Closing”), in exchange for the payment by wire transfer of immediately available funds by the Surviving Corporation to the Stockholders of an aggregate amount of $44,000,000 (collectively, the “TRA Payment”), with the allocation of the TRA Payment payable to Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), and to Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R,” and together with Series U, the “Stockholders”) as set forth in the TRA Amendment;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Acquiror, the Company, Company LLC and the Stockholders are entering into that certain Implementation Agreement, dated as of the date hereof (the “Implementation Agreement”), pursuant to which, among other things, the parties thereto agreed to take certain actions to consummate the transactions contemplated by the Transaction Agreements, including, the execution and delivery of this Agreement concurrently therewith and the consummation by the Parties of the transactions set forth herein at the Redemption Closing (as defined below);

WHEREAS, (a) effective as of and concurrently with the Closing and in accordance with the TRA Amendment, (i) the Tax Receivable Agreement will terminate and (ii) in connection with such Tax Receivable Agreement termination, the Surviving Corporation will pay (or cause to be paid) to the Stockholders, in the aggregate, the TRA Payment, (b) substantially concurrently with the Closing and immediately following such Tax Receivable Agreement termination and TRA Payment, the Closing Provisions of the Fourth A&R Company LLC Operating Agreement shall become effective and (c) substantially concurrently with the Closing and immediately following the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement and the payment of the TRA Payment, and in accordance with the Purchase Agreement, Series U and Series R will pay, in the aggregate, $33,000,007.50, by wire transfer of immediately available funds, or net settle such amount with the TRA Payment pursuant to the terms of the TRA Amendment, to the Surviving Corporation in exchange for the sale by the Surviving Corporation to Series U and Series R, in the aggregate, of 2,315,790 common units of Company LLC (all of the common units of Company LLC, the “Common Units”), based on a per-Common Unit price of fourteen dollars and twenty-five cents ($14.25) (collectively, the “Purchase”); and

WHEREAS, substantially concurrently with the Closing and immediately following the consummation of the Purchase, Company LLC desires to redeem from the Surviving Corporation a number of Common Units in an amount equal to the number of issued and outstanding Common Units held by the Company immediately following the Purchase (and immediately prior to the Redemption), minus the number of issued and outstanding Common Units held by Series U and Series R (in the aggregate) immediately following the Purchase (the “Redeemed Units”) in exchange for an aggregate amount of cash (together with the aggregate principal amount of the Redemption Promissory Note (if required as set forth herein)) to be paid (or issued (as applicable)), by Company LLC to the Company for the Redeemed Units, which shall be an amount (in the aggregate) equal to the number of Redeemed Units multiplied by the per Common Unit price of fourteen dollars and twenty-five cents ($14.25) (the “Redemption Amount”), in each case as to be set forth on the Redemption Statement as finalized pursuant to Section 3.20 of the Implementation Agreement, by wire transfer of immediately available funds, on the terms and subject to the conditions set forth herein, such that, immediately following the Closing, the Purchase and the Redemption (as defined below), the Surviving Corporation, on the one hand, and Series U and Series R, in the aggregate, on the other hand, will each own fifty percent (50.00%) of the issued and outstanding Common Units.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

Section 1. Redemption; Closing.

(a) The closing of the Redemption (as defined below) (the “Redemption Closing” and the date on which the Redemption Closing occurs, the “Redemption Closing Date”) shall take place substantially concurrently with the Closing, but in all events immediately following the consummation of the Purchase. The Parties acknowledge and agree that in no event shall the Redemption occur unless and until such time as the Closing is substantially concurrently occurring.

(b) At the Redemption Closing:

(i) The Surviving Corporation hereby unconditionally and irrevocably assigns, transfers, conveys and delivers to Company LLC all right, title and interest in and to the Redeemed Units as shall be set forth on the Redemption Statement in accordance with Section 1(c), free and clear of any Liens (other than immaterial Liens and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws and (y) the Fourth A&R Company LLC Operating Agreement), and Company LLC hereby redeems and accepts the Redeemed Units, in exchange for the payment by Company LLC to the Surviving Corporation of the Redemption Amount as shall be set forth on the Redemption Statement in accordance with Section 1(c), by wire transfer of immediately available funds to an account designated in writing by the Company (the “Redemption”); provided that, in the event that the sum of (1) available cash of Company LLC and its Subsidiaries at the Closing and (2) the maximum amount of the Opco Debt Financing (or any alternative debt financing pursuant to Section 6.17 of the Merger Agreement) available at the Closing (assuming, for purposes of this clause (2), that such amounts are funded regardless of whether or not that funding has actually occurred), it being understood and agreed by the Parties that this clause (2) shall in no event be less than $1.2 billion, minus the sum of (3) (A) all amounts required to be repaid in connection with the consummation of the Merger under (i) the Company Credit Agreements and (ii) any capital leases and other equipment financings of the Company and its Subsidiaries for which consent to rollover has not been obtained prior to the consummation of the Merger (including as a result of a default or cross-default) and (B) the consent or other related fees and expenses required to be paid in connection with the rollover of any capital leases or other equipment financings of the Company and its Subsidiaries on or prior to the consummation of the Merger (the sum of such amounts in clauses (3)(A)(ii) and 3(B), the “Equipment Financing Repayment Amount”) and (4) the payment of fees and expenses incurred by Company LLC and its Subsidiaries relating to the Opco Debt Financing (or any alternative debt financing pursuant to Section 6.17 of the Merger Agreement) and the transactions contemplated by the Transaction Agreements (for the avoidance of doubt, excluding fees and expenses in clause (3) above, the TRA Payment and any fees or expenses incurred by Company LLC or the Company associated with the TRA Payment and fees or expenses actually reimbursed by Parent pursuant to Section 6.13(b) of the Merger Agreement), is less than the Redemption Amount (such difference being the “Redemption Shortfall Amount”) then, upon the Redemption Closing, Company LLC shall pay to the Surviving Corporation the Redemption Amount as follows: (A) an amount in cash equal to the Redemption Amount less the Redemption Shortfall Amount and (B) issue to the Surviving Corporation a promissory note with a principal amount equal to the Redemption Shortfall Amount in the form attached as Exhibit A, pursuant to which Company LLC shall agree to pay the Redemption Shortfall Amount to the Surviving Corporation, upon and subject to the terms and conditions thereof (the “Redemption Promissory Note”); provided, further, that in no event shall the principal amount of the Redemption Promissory Note exceed the sum of (i) $100,000,000 and (ii) Equipment Financing Repayment Amount (the sum of clause (i) and clause (ii), the “Redemption Note Cap”). In the event the Redemption Shortfall Amount would exceed at the Closing the Redemption Note Cap, then the Parties understand and agree that the condition of Parent, Acquiror and Merger Sub to the Closing under the Merger Agreement set forth in Section 7.2(f) of the Merger Agreement shall not be satisfied at such time and in such case, in no event shall Parent, Merger Sub and Acquiror be required to effect the Closing at such time. If required to be issued pursuant to the foregoing sentence, the Redemption Promissory Note shall be included in, and be part of, the Redemption Amount paid by Company LLC to the Surviving Corporation at the Redemption Closing.

(ii) The Surviving Corporation shall execute and deliver to Company LLC a Common Unit power, in the form attached hereto as Exhibit B, duly executed and otherwise sufficient to transfer the Redeemed Units to Company LLC, free and clear of any Liens (other than immaterial Liens and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws and (y) the Fourth A&R Company LLC Operating Agreement).

(iii) Upon the Redemption Closing, the Redeemed Units shall be canceled and shall no longer be issued and outstanding, and all rights of the Surviving Corporation with respect to the Redeemed Units shall cease and terminate (including with respect to any ownership, management and participation rights or any rights to receive distributions attributable thereto). Immediately following the Redemption Closing, each of (x) the Surviving Corporation, on the one hand, and (y) Series U and Series R, in the aggregate, on the other hand, shall own fifty percent (50%) of the issued and outstanding Common Units.

(c) The Parties hereby acknowledge and agree that, in accordance with Section 3.20 of the Implementation Agreement, and subject to the terms and conditions thereof, (i) no later than five (5) Business Days prior to the Redemption Closing Date, Company LLC shall prepare, or cause to be prepared, in good faith, and deliver to Parent, Acquiror and the Stockholders a statement (the “Redemption Statement”) setting forth in reasonable detail (A) the aggregate number of issued and outstanding Common Units held by each of the Stockholders and the Company as of (1) the date of such delivery, (2) immediately prior to the Closing and after giving effect to the consummation of the Merger and the transactions contemplated by Section 3.3 of the Merger Agreement and Section 1.1(c) of Amendment No. 1 to the Third A&R Company LLC Operating Agreement and (3) immediately following the consummation of the Purchase pursuant to the Purchase Agreement, (B) the number of Redeemed Units and (C) the Redemption Amount, (ii) the Acquiror Parties and the Stockholders shall exchange and discuss in good faith their comments on, and any objections to, the calculations and amounts set forth in the Redemption Statement and (iii) the Redemption Statement, as mutually agreed in writing by the Acquiror Parties and the Stockholders no later than two (2) Business Days prior to the Redemption Closing Date in accordance with Section 3.20 of the Implementation Agreement will be the Redemption Statement for purposes of this Agreement.

Section 2. Representations and Warranties.

(a) The Company represents and warrants to Company LLC, as of the date of this Agreement and as of the Redemption Closing, as follows:

(i) Organization; Authorization.

(1) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(2) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company and no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

(3) This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Company LLC, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) Ownership of Redeemed Units. The Company is the sole legal and beneficial owner of the Redeemed Units and has good and valid title to the Redeemed Units, free and clear of any Liens (other than immaterial Liens and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws and (y) the Amended Company LLC Operating Agreement or the Fourth A&R Company LLC Operating Agreement, as applicable). The transfer of the Redeemed Units by the Surviving Corporation at the Redemption Closing pursuant to this Agreement will convey to Company LLC good and valid title to such Redeemed Units, free and clear of all Liens (other than immaterial Liens and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws and (y) the Fourth A&R Company LLC Operating Agreement).

(b) Company LLC represents and warrants to the Company, as of the date of this Agreement and as of the Redemption Closing, as follows:

(i) Organization; Authorization.

(1) Company LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Company LLC has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Company LLC is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(2) Company LLC has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Company LLC and the consummation by Company LLC of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Company LLC and no other limited liability company proceedings on the part of Company LLC or vote of Company LLC’s members are necessary to authorize the execution and delivery by Company LLC of this Agreement and the consummation by Company LLC of the transactions contemplated hereby.

(3) This Agreement has been duly executed and delivered by Company LLC, and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Company LLC enforceable against Company LLC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3. Fourth A&R Company LLC Operating Agreement Schedule A; Filings.

(a) Promptly following the Redemption Closing, Company LLC shall reflect the Redemption of the Redeemed Units on Schedule A to the Fourth A&R Company LLC Operating Agreement.

(b) Each Party hereby agrees that it will file (or cause to be filed), promptly following the Redemption Closing, with the relevant governmental or regulatory authorities such documents and instruments, if any, as may be necessary in connection with the Redemption.

Section 4. Instruments of Transfer; Further Assurances. From and after the Closing, each Party shall execute and deliver (or cause to be executed and delivered, as applicable) to the other Party all further documents and instruments, and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement, including the Redemption and the transfer of the Redeemed Units to Company LLC.

Section 5. No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Redemption Closing, except for covenants and agreements which contemplate performance after the Redemption Closing or otherwise expressly by their terms survive the Redemption Closing. This Section 5 shall not affect the express survival of provisions in any other Transaction Agreement (in accordance with the terms thereof) or the rights or obligations of the Parties thereunder.

Section 6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses.

Section 7. Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery, DocuSign, .pdf or otherwise) to the other Party. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8. Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9. Jurisdiction; Specific Enforcement.

(a) Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such Chosen Court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.7 of the Implementation Agreement shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right of a Party to cause the other Party to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein) exclusively in the courts designated in Section 9(a) without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative. Nothing contained in this Section 9(b) shall be deemed to be an election of remedies. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of this Agreement. Each Party further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. The Parties acknowledge and agree that the right of specific performance or injunctive relief contemplated by this Section 9(b) is an integral part of the transactions contemplated by this Agreement, and without that right, none of the Parties would have entered into this Agreement.

Section 10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

Section 11. Notices. All notices and other communications hereunder shall be given in the manner provided for in Section 5.7 of the Implementation Agreement.

Section 12. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either of the Parties without the prior written consent of the other Party. Subject to the first sentence of this Section 12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 12 shall be null and void.

Section 13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 14. Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with the terms thereof and (b) the mutual written consent of the Parties, the Stockholders and the Acquiror Parties. In the event of termination of this Agreement pursuant to this Section 14, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of either Party; provided, however, that no such termination shall relieve either Party for any liability or obligation that such Party has under any other Transaction Agreement in accordance with such Transaction Agreement. This Section 14 shall not affect the express survival of provisions in any other Transaction Agreement (in accordance with the terms thereof) or the rights or obligations of the Parties thereunder.

Section 15. Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Agreements constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 16. Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, the Stockholders and the Acquiror Parties. Each of the Parties may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 17. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 18. No Third-Party Beneficiaries.

(a) Each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and (ii) except as set forth in Section 18(b), this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b) The Parties hereby agree and acknowledge that each of Series U and Series R and each of the Acquiror Parties is a third-party beneficiary of Section 1, Section 3, Section 4, Section 14 and Section 16 of this Agreement and has the right to enforce the provisions of such Sections.

Section 19. Interpretation. For the purposes of this Agreement, (a) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (f) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (g) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (h) references to “written” or “in writing” include in electronic form; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) a reference to any person includes such person’s successors and permitted assigns; (k) references to “$” shall mean U.S. dollars; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (m) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date; (n) the phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to immediately prior to the execution and delivery of this Agreement, unless the context requires; and (o) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this Agreement. This Agreement has been prepared in the English language only. Where a German term has been inserted with respect to a certain English term, such German term shall be authoritative for the interpretation throughout this Agreement.

Section 20. Certain Special Committee Matters. For the avoidance of doubt, prior to the Closing, this Agreement shall not be amended or modified without the prior written consent of the Special Committee (in addition to the other consents required pursuant to Section 16).

IN WITNESS WHEREOF, this Redemption Agreement has been executed by the Parties as of the date first set forth above.

UTZ BRANDS HOLDINGS, LLC

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: President and Chief Executive Officer

UTZ BRANDS, INC.

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: Chief Executive Officer

[Signature Page to Redemption Agreement]

EXHIBIT A

Form of Redemption Promissory Note

See attached.

Agreed Form

SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, effective as of [•], 2026, UTZ BRANDS HOLDINGS, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Payor”), hereby unconditionally promises to pay to UTZ BRANDS, INC., a Delaware corporation (together with its successors and permitted assigns, “Payee”), [•] Dollars ($[•]) (as increased as the result of capitalization of interest in accordance with Section 3, the “Principal Amount”), together with all accrued interest thereon (including any PIK Interest (as defined below) to the extent the Principal Amount has not been increased by such accrued interest) and all other amounts due with respect thereto (together with the Principal Amount, collectively, the “Loan”) in immediately available funds, at such place as Payee may from time to time designate in writing, as provided in this Promissory Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Note”).

1. Final Maturity Date. The entire outstanding Principal Amount of the Loan, together with all accrued interest thereon and all other amounts due with respect thereto, shall be due and payable on the date that is [eight (8) years] from the date hereof (the “Maturity Date”).

2. Payments.

a. Generally. All payments and prepayments under this Note (other than PIK Interest) shall be made in the lawful money of the United States of America by book entry, or other manner of internal settlement or recording to effect the discharge of payment obligations hereunder as may be designated from time to time in writing by Payee to Payor. All payments made by Payor under this Note will be made without setoff, counterclaim or other defense of any kind and be free and clear and without any deduction or withholding for any taxes or fees of any nature. Payee is hereby authorized to record the date and amount of each principal and interest payment in respect of the Loan in its books and records. Such books and records shall constitute prima facie evidence of the accuracy of the information contained therein.

b. Subordination of Payments. All payments made under this Note, including, without limitation, all principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of the Payor), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Payor under this Note or due in respect of the Loan (collectively, the “Subordinated Obligations”), shall be subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of (i) all “Obligations” as defined in the First Lien Credit Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented and otherwise modified through the date hereof, the “Term Loan Credit Agreement”), by and among, inter alios, UTZ QUALITY FOODS, LLC, a Delaware limited liability company, the Payor, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent and (ii) all “Obligations” as defined in the ABL Credit Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented and otherwise modified through the date hereof, the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Senior Facilities”), by and among, inter alios, UTZ QUALITY FOODS, LLC, a Delaware limited liability

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company, the Payor, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (the obligations described in the foregoing clauses (i) and (ii) being hereinafter referred to as “Senior Indebtedness”). Upon any distribution of assets of the Payor in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The payment in full in cash of the Senior Indebtedness shall have occurred before Payee is entitled to receive any payment on account of the Subordinated Obligations.

(ii) Subject to any intercreditor agreement(s) between one or more of the parties to the Senior Facilities (the “Intercreditor Agreements”), any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, to which the Payor would be entitled except for the provisions of this Section 2b, shall be paid by the liquidating trustee or agent or other person making such payment or distribution in the priority order specified in the Intercreditor Agreements, if any.

This Section 2b shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by any holder of Senior Indebtedness upon the occurrence of any bankruptcy or insolvency proceeding, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Payor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Nothing contained in the subordination provisions set forth herein is intended to or will impair, as between the Payor and the Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the rights of such Payee other than the holders of the Senior Indebtedness.

c. Application of Payments. Subject to the subordination provisions above, all payments and prepayments made under this Note shall be applied first to the payment of any fees or expenses outstanding hereunder, second to accrued interest, and third to the payment of the outstanding Principal Amount (including principal in respect of PIK Interest) under this Note.

3. Interest. The Principal Amount shall accrue interest at a rate per annum equal to the Applicable Rate for Term SOFR Loans (as defined in the Term Loan Credit Agreement) plus 2.00% from the date hereof until the date on which the Loan is paid in full. Interest on the Principal Amount will be computed on the basis of a 360-day year comprised of twelve 30-day months. Accrued interest on the Principal Amount shall be due and payable in arrears on a semi-annual basis, and on the Maturity Date and at such other times as may be specified herein. All interest under this Note shall be paid by Payor by increasing the Principal Amount of the Loan (“PIK Interest”) or, at the option of the Payor, be paid in cash consideration. Following an increase in

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the Principal Amount of the Loan as a result of a payment of PIK Interest, the Loan will accrue interest on such increased Principal Amount from and after the applicable payment date. References herein to the “Principal Amount” of the Loan include all increases in the principal amount of the Loan as a result of a payment of PIK Interest.

4. Prepayments. Payor may, at its option, prepay the Principal Amount, in whole at any time or in part from time to time, without penalty or premium, by giving Payee prior written notice; provided that each prepayment shall be accompanied by payment of accrued interest (including any PIK Interest) to the date of prepayment. For the avoidance of doubt, any prepayment hereunder shall be in accordance with, and as permitted by, the Senior Facilities.

5. Notices. All notices and other communications under this Note shall be in writing and (a) delivered by hand, (b) delivered by email, or (c) sent by a recognized courier, with all charges prepaid. Payor and Payee may each designate any address, email address, or notice party by notice to that effect given to such other party. A notice shall be deemed to have been effectively given when received if received on a business day during the normal business hours of the recipient and otherwise shall be effective on the next business day. Refusal to accept delivery shall be deemed to constitute delivery at the time so refused.

6. Costs and Expenses. Payor hereby agrees to pay on demand all reasonable, documented out-of-pocket costs and expenses (including, without limitation, all reasonable fees, expenses and charges of counsel to Payee) incurred by Payee in connection with the enforcement of Payee’s rights, and the collection of all amounts due, hereunder.

7. Governing Law. This Note and any claim, controversy or dispute arising under, or related to, this note, shall be governed by, and construed in accordance with, the laws of the State of New York.

8. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in respect of any suit, action or proceeding arising out of or relating to the provisions of this Note and the other transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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9. Amendments. This Note may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto; provided that no change, waiver, modification or amendment of Section 2b, Section 7, Section 8, this Section 9 or Section 10 shall be effective without the prior written approval of the parties required to consent thereto under the Senior Facilities; provided further that any change, waiver, modification or amendment of this Note shall be subject to such approvals set forth in Section 7.10 and Section 8.7(i) of that certain Fourth Amended and Restated Limited Liability Company Agreement of Payor, dated as of July 20, 2026 by and among the Payor, the Payee and the other parties thereto (the “LLC Agreement”), with (i) Section 2.8 thereunder effective immediately upon execution thereof and (ii) the remaining provisions thereunder effective immediately following the TRA Payment (as defined in the Merger Agreement (as defined in the LLC Agreement)) on the date hereof. The Payor must provide notice to the holders of the Senior Indebtedness of any amendments or modifications to the Note.

10. Integration; Successors and Assigns; Termination. This Note contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto. This note shall not be assignable by Payor or Payee (other than to one or more of their respective affiliates) without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Payor or Payee, as applicable, (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Notwithstanding the foregoing or anything to the contrary, the parties hereto agree that the holders of the Senior Indebtedness are express third-party beneficiaries of, and may enforce, the provisions in this Note that may be in their favor, including, without limitation, Section 2b, Section 7, Section 8, Section 9 and this Section 10. Subject to the second to the last paragraph of Section 2b, Payor’s obligations under this Note shall automatically and without any further action terminate upon the payment in full of the Loan.

11. Electronic Signatures. This Note may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Note may be made by facsimile transmission, email, or other electronic transmission (e.g., a “.pdf” or “.tif” and including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, Payor has executed this Note as of the date first written above.

UTZ BRANDS HOLDINGS, LLC

By:
Name:
Title:

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IN WITNESS WHEREOF, Payee has executed this Note as of the date first written above.

UTZ BRANDS, INC.

By:
Name:
Title:

By:
Name:
Title:

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EXHIBIT B

Form of Common Unit Power

[•], 2026

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, transfers, conveys and delivers unto UTZ BRANDS HOLDINGS, LLC (the “Company”) [•] common units of the Company (the “Common Units”), standing in the name of the undersigned on the books of the Company, free and clear of any Liens (as defined in that certain Redemption Agreement, dated as of July 20, 2026, by and between the undersigned and the Company (the “Redemption Agreement”)) (other than immaterial Liens and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws (as defined in the Redemption Agreement) and (y) the Fourth A&R Company LLC Operating Agreement (as defined in the Redemption Agreement)), and does hereby irrevocably constitute, appoint and authorize any officer or other authorized person of the Company as attorney-in-fact to cause the transfer of the Common Units on the books of the Company in the name of the Company, with full power of substitution in the premises.

This Common Unit Power may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any electronic signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the undersigned has caused this Common Unit Power to be duly executed as of the day and year first written above.

UTZ BRANDS, INC.

By:
Name:

By:
Name:
Title:

[Signature Page to Common Unit Power]